Exhibit 99.5

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

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In re:		Chapter 11
Case No. 99-2261 (PJW)
HECHINGER INVESTMENT COMPANY
OF DELAWARE, INC., et al.,		(Jointly Administered)

Debtors.
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NOTICE OF THE LIQUIDATION TRUST OF SECOND INTERIM DISTRIBUTION TO CLASSES 4A AND 4B

          PLEASE TAKE NOTICE that pursuant to Section 1.46 of the First Amended Consolidated Plan of Liquidation of the Official Committee of Unsecured Creditors under Chapter 11 of the United States Bankruptcy Code (the “Plan”) confirmed by this Court on October 5, 2001, and which became Effective on October 26, 2001, the Hechinger Liquidation Trust (the “Trust”) hereby gives notice that:

          1. No later than June 20, 2003, the Trust will make a second interim distribution to the holders of Allowed Class 4A and 4B Claims in the amount of 2.058%; and

          2. Pursuant to this Court’s August 9, 2002 Order Allowing the Motion of the Hechinger Liquidation Trust Establishing Amounts of Disputed Claims Reserve (the “Order”), the Winddown Reserves, the Litigation Reserve, the Fleet Reserve, the Preference Recoveries Reserve and the Minimum Reserve (as those terms are defined the Plan or described in the Order) are being maintained pursuant to the Order, and the reserve for the currently existing Disputed Claims is the same as set by the Court and approved in the Order.

Dated: June 6, 2003	Respectfully Submitted,

/s/ David B. Stratton

David B. Stratton (DE No. 960)
Aaron A. Garber (DE No. 3837)
PEPPER HAMILTON LLP
1201 Market Street
Suite 1600
Wilmington, Delaware 19801
(302) 777-6500

Kay Standridge Kress
PEPPER HAMILTON LLP
36th Floor
100 Renaissance Center
Detroit, Michigan 48243-1157
(313) 393-7365

Attorneys for the Liquidation Trust